As filed with the Securities and Exchange Commission on February 14, 2025
Registration No. 333-224259
Registration No. 333-230948
Registration No. 333-237512
Registration No. 333-254912
Registration No. 333-263896
Registration No. 333-271083
Registration No. 333-278239

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT No. 333-224259
FORM S-8 REGISTRATION STATEMENT No. 333-230948
FORM S-8 REGISTRATION STATEMENT No. 333-237512
FORM S-8 REGISTRATION STATEMENT No. 333-254912
FORM S-8 REGISTRATION STATEMENT No. 333-263896
FORM S-8 REGISTRATION STATEMENT No. 333-271083
FORM S-8 REGISTRATION STATEMENT No. 333-278239
UNDER
THE SECURITIES ACT OF 1933
Zuora, Inc.
(Exact name of registrant as specified in its charter)
Delaware	20-5530976
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
101 Redwood Shores Parkway
Redwood City, California
(Address of Principal Executive Offices)

94065
(Zip Code)

Zuora, Inc. 2006 Stock Plan
Zuora, Inc. 2015 Equity Incentive Plan
Zuora, Inc. 2018 Equity Incentive Plan
Zuora, Inc. 2018 Employee Stock Purchase Plan
(Full Title of the Plans)

Andrew Cohen, Esq.
Chief Legal Officer and Corporate Secretary
Zuora, Inc.
101 Redwood Shores Parkway,
Redwood City, California
(888) 976-9056
(Name and address and telephone number, including area code, of agent for service of process)

Copies to:

Elizabeth A. Cooper
Louis Argentieri
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017 +1(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Effective on February 14, 2025, pursuant to that certain Agreement and Plan of Merger, dated as of October 17, 2024, by and among Zuora, Inc. (the “Company”), Zodiac Purchaser, L.L.C., a Delaware limited liability company, (“Parent”) and Zodiac Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings and sales of securities under the below-listed Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), and is no longer issuing securities under the Zuora, Inc. 2006 Stock Plan (the “2006 Plan”), the Zuora, Inc. 2015 Equity Incentive Plan (the “2015 Plan”), the Zuora, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) or the Zuora, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). Accordingly, the Company is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to each Registration Statement to deregister any and all securities registered but unsold or otherwise unissued thereunder:

1.
Registration Statement on Form S-8 (Registration No. 333-224259), filed with the SEC on April 12, 2018, registering the offer and sale of (i) 4,082,132 shares of Zuora’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”), reserved for issuance upon conversion of Zuora’s Class B common stock, $0.0001 par value per share (“Class B Common Stock”), outstanding under the 2006 Plan and 4,082,132 shares of Class B Common Stock reserved for issuance pursuant to stock options outstanding under the 2006 Plan, (ii) 13,823,153 shares of Class A Common Stock reserved for issuance upon conversion of Class B Common Stock underlying stock options and restricted stock units outstanding under the 2015 Plan, 827,728 shares of Class B Common Stock reserved for issuance pursuant to restricted stock units outstanding under the 2015 Plan and 12,995,425 shares of Class B Common Stock reserved for issuance pursuant to stock options outstanding under the 2015 Plan, (iii) 2,400,000 shares of Class A Common Stock under the 2018 ESPP and (iii) 8,720,796 shares of Class A Common Stock under the 2018 Plan;

2.
Registration Statement on Form S-8 (Registration No. 333-230948) filed with the SEC on April 18, 2019, registering the offer and sale of (i) 6,315,390 shares of Class A Common Stock under the 2018 Plan and (ii) 1,263,078 shares of Class A Common Stock under the 2018 ESPP;

3.
Registration Statement on Form S-8 (Registration No. 333-237512) filed with the SEC on March 31, 2020, registering the offer and sale of (i) 6,658,755 shares of Class A Common Stock under the 2018 Plan and (ii) 1,331,751 shares of Common Stock under the 2018 ESPP;

4.
Registration Statement on Form S-8 (Registration No. 333-254912) filed with the SEC on March 31, 2021, registering the offer and sale of (i) 7,049,686 shares of Class A Common Stock under the 2018 Plan and (ii) 1,409,937 shares of Class A Common Stock under the 2018 ESPP;

5.
Registration Statement on Form S-8 (Registration No. 333-263896), filed with the SEC on March 28, 2022, registering the offer and sale of (i) 7,439,393 shares of Class A Common Stock under the 2018 Plan and (ii) 1,487,879 shares of Common Stock under the 2018 ESPP;

6.
Registration Statement on Form S-8 (Registration No. 333-271083), filed with the SEC on April 03, 2023, registering the offer and sale of (i) 7,933,701 shares of Class A Common Stock under the 2018 Plan and (ii) 1,586,740 shares of Common Stock under the 2018 ESPP; and

7.
Registration Statement on Form S-8 (Registration No. 333-278239), filed with the SEC on March 26, 2024, registering the offer and sale of (i) 8,305,565 shares of Class A Common Stock under the 2018 Plan and (ii) 1,661,113 shares of Common Stock under the 2018 ESPP.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of each Registration Statement. This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to each Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California on February 14, 2025.

Zuora, Inc.

By:	/s/ Andrew M. Cohen
Name: Andrew M. Cohen
Title: Chief Legal Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to each Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.